Exhibit 99.1

SUNTERRA CORPORATION TO ACQUIRE OUTSTANDING INTERESTS IN KA’ANAPALI BEACH RESORT

LAS VEGAS, June 3, 2004/PRNewswire-FirstCall/ — Sunterra Corporation (Nasdaq NM: SNRR)

(“Sunterra” or the “Company”) announced today that it has entered into an agreement to acquire the outstanding partnership interests in West Maui Resort Partners L.P. (the “Partnership”), which owns and operates the Embassy Vacation Resort Ka’anapali on the Hawaiian island of Maui. The transaction is valued at over $94 million, which the Company intends to be largely debt financed. Sunterra presently owns a 23.3% interest in the Partnership.

“This resort is one of Club Sunterra’s highest quality and best performing properties. It is located in what is arguably the most desirable beach location in the United States, if not the world. The resort and the owner families have always been an important component of the Sunterra family and we are delighted to be able to demonstrate our commitment to this relationship by becoming the sole owner of this magnificent beachside property,” said Sunterra President and CEO Nicholas Benson. “Our employees have run the sales and marketing and property management functions for years, so integrating this property will require no significant changes in the team, the processes and routines that have made this a premier vacation ownership resort. EVR Ka’anapali is a profitable resort and will make an immediate positive contribution to our bottom line this year.”

With this transaction, Sunterra will acquire Unsold Vacation Interests with an estimated retail value in excess of $235 million. Additionally, the Company will acquire $45 million of mortgage receivables that are among the strongest performing pools that the Company currently services. As an integral part of Sunterra’s global club, this location will represent a permanent distribution point that will continue to generate substantial Vacation Interest revenues following the sell-out of the interests being acquired, and Sunterra will retain the management contract at the property. The transaction will be accretive to net income in 2004.

Closing of the transaction is subject to certain conditions, and is expected to occur in late June or early July 2004, following which the Company intends to release more detailed financial information regarding this acquisition.

Mr. Benson noted, “We have obtained strong financial backing for this transaction and following the closing, will retain a high level of financial flexibility. This is another example of Sunterra’s commitment to increasing value to its members worldwide and growing shareholder returns through prudent, planned growth.”

Located on Ka’anapali Beach, the 12-story resort has three towers covered with a central atrium, and contains 413 units and boasts stunning ocean and mountain views, a two-floor waterfall, and a one-acre free form swimming pool. The resort boasts Interval International’s five-star status as well as the Gold Crown designation from RCI. Further information and full-color views of the resort, its amenities and the surrounding area can be viewed at www.sunterra.com, under the tab “Resorts” and the name “EVR Ka’anapali.”

Sunterra is one of the world’s largest vacation ownership companies with 94 affiliated resort locations throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico.

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Statements about future results made in this release, and the statements attached hereto, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially include those specified in the Company’s Annual Report on Form 10-K under the heading “Risk Factors.”

Investor Contact:

Bryan Coy

Sunterra Corporation

702.304.7005

investorrelations@sunterra.com

www.sunterra.com

Source: Sunterra Corporation